Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

3.850% FIXED RATE RESET NON-CUMULATIVE PREFERRED STOCK, SERIES G

OF

METLIFE, INC.

METLIFE, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, does hereby certify:

The Terms Committee of the board of directors of the Corporation (the “Board of Directors”), in accordance with the resolutions of the Board of Directors dated December 10, 2019, the provisions of the Certificate of Incorporation and By-Laws of the Corporation and applicable law, adopted resolutions setting forth the terms of a series of 1,000,000 shares of Preferred Stock, par value $0.01 per share, of the Corporation designated as “3.850% Fixed Rate Reset Non-Cumulative Preferred Stock, Series G” at a meeting of the Terms Committee on September 8, 2020.

RESOLVED, that pursuant to the authority vested in the Terms Committee and in accordance with the resolutions of the Board of Directors dated December 10, 2019, the provisions of the Certificate of Incorporation and By-Laws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

SECTION 1. DESIGNATION. The distinctive serial designation of such series of Preferred Stock is “3.850% Fixed Rate Reset Non-Cumulative Preferred Stock, Series G” (the “Series G Preferred Stock”). Each share of Series G Preferred Stock shall be identical in all respects to every other share of Series G Preferred Stock.

SECTION 2. NUMBER OF SHARES. The authorized number of shares of Series G Preferred Stock shall be 1,000,000. Shares of Series G Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Series G Preferred Stock.

SECTION 3. DEFINITIONS. As used herein with respect to Series G Preferred Stock:

(a) “Agent Members” has the meaning specified in Section 12(b).

(b) “Business Day” means any day other than a day on which federal or state banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law, executive order or regulation to close.

(c) “By-Laws” means the Amended and Restated By-Laws of the Corporation, effective September 25, 2018, as the same may be amended or restated from time to time.

(d) “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series G Preferred Stock is outstanding, a person or entity appointed and serving as such agent.

(e) “Capital Regulator” means any governmental agency, instrumentality or standard-setting organization, including, but not limited to, the Federal Reserve Board, the Federal Insurance Office, the National Association of Insurance Commissioners or any state insurance regulator, as may then have group-wide oversight of the Corporation’s regulatory capital.

(f) “Certificate of Designations” means this Certificate of Designations relating to the Series G Preferred Stock, as it may be amended from time to time.

(g) “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Corporation, as the same may be amended or restated from time to time, and shall include this Certificate of Designations.

(h) “Certificated Series G Preferred Stock” has the meaning specified in Section 12(a).

(i) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(j) “Dividend Payment Date” has the meaning specified in Section 4(a).

(k) “Dividend Period” has the meaning specified in Section 4(a).

(l) “Dividend Record Date” has the meaning specified in Section 4(a).

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

(o) “First Reset Date” means September 15, 2025.

(p) “Five-Year Treasury Rate” means the rate determined in accordance with Section 4(b).

(q) “Global Depositary” has the meaning specified in Section 12(b).

(r) “Global Legend” has the meaning specified in Section 12(b).

(s) “Global Series G Preferred Stock” has the meaning specified in Section 12(b).

(t) “H.15 Daily Update” means the Selected Interest Rates (Daily)—H.15 release of the Federal Reserve Board, available at www.federalreserve.gov/releases/h15/update, or any successor site or publication.

(u) “Junior Stock” means the Common Stock, the Corporation’s Series A Junior Participating Preferred Stock and any other class or series of stock of the Corporation (other than Series G Preferred Stock) that ranks junior to Series G Preferred Stock either or both as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets on any liquidation, dissolution or winding-up of the Corporation.

(v) “Liquidation Preference” has the meaning specified in Section 5(b).

(w) “Liquidation Preference Amount” means $1,000 per share of Series G Preferred Stock.

(x) “Nonpayment Event” has the meaning specified in Section 7(b).

(y) “Parity Stock” means the Corporation’s Floating Rate Non-Cumulative Preferred Stock, Series A, the Corporation’s 5.250% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C, the Corporation’s 5.875% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series D, the Corporation’s 5.625% Non-Cumulative Preferred Stock, Series E, the Corporation’s 4.75% Non-Cumulative Preferred Stock, Series F, and any other class or series of stock of the Corporation (other than Series G Preferred Stock) that ranks equally with the Series G Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding-up of the Corporation.

(z) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

(aa) “Preferred Stock” means any and all series of preferred stock, having a par value of $0.01 per share, of the Corporation, including the Series G Preferred Stock.

(bb) “Preferred Stock Directors” has the meaning specified in Section 7(b).

(cc) “Rating Agency Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act, that then publishes a rating for the Corporation (a “Rating Agency”), amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series G Preferred Stock, which amendment, clarification or change results in:

(i) the shortening of the length of time the Series G Preferred Stock is assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series G Preferred Stock; or

(ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Series G Preferred Stock by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series G Preferred Stock.

(dd) “Registrar” means Computershare Inc. (or any successor thereto), in its capacity as registrar for the Series G Preferred Stock.

(ee) “Regulatory Capital Event” means that the Corporation provides notice to the holders of the Series G Preferred Stock that it has made a good faith determination that, as a result of:

(i) any amendment to, or change in, the laws, rules, regulations or regulatory standards of the United States or any political subdivision of or in the United States or any governmental agency, instrumentality or standard-setting organization as may then have group-wide oversight of the Corporation’s regulatory capital (including, for the avoidance of doubt, the Corporation’s Capital Regulator) that is enacted or becomes effective after the initial issuance of the Series G Preferred Stock;

(ii) any proposed amendment to, or change in, those laws, rules, regulations or regulatory standards that is announced or becomes effective after the initial issuance of the Series G Preferred Stock; or

(iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations or regulatory standards that is announced after the initial issuance of the Series G Preferred Stock, there is more than an insubstantial risk that the full liquidation preference of the Series G Preferred Stock outstanding from time to time would not qualify as “Tier 1 Capital” (or a substantially similar concept) for purposes of the capital adequacy rules or regulatory standards of any Capital Regulator to which the Corporation is or will be subject; provided that the proposal or adoption of any criterion that is substantially the same as the corresponding criterion in the capital adequacy rules of the Federal Reserve Board applicable to bank holding companies as of the initial issuance of the Series G Preferred Stock will not constitute a Regulatory Capital Event.

(ff) “Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.

(gg) “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the beginning of such Reset Period.

(hh) “Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

(ii) “Reset Reference Bank Rate” means, in relation to a Reset Period and the Reset Dividend Determination Date in relation to such Reset Period, the rate determined by the Calculation Agent on the basis of the Reset Reference Bank Rate Quotations provided by the Reset Reference Banks to the Calculation Agent at approximately 4:30 p.m. (New York City time) on such Reset Dividend Determination Date, and: (a) if at least three such Reset Reference Bank Rate Quotations are provided to the Calculation Agent, the Reset Reference Bank Rate will be the arithmetic mean of the Reset Reference Bank Rate Quotations provided, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), all as determined by the Calculation Agent; or (b) if only two Reset Reference Bank Rate Quotations are provided to the Calculation Agent, the Reset Reference Bank Rate will be the arithmetic mean of the Reset Reference Bank Rate Quotations provided, all as determined by the Calculation Agent; or (c) if only one Reset Reference Bank Rate Quotation is provided to the Calculation Agent, the Reset Reference Bank Rate will be the Reset Reference Bank Rate Quotation provided, as determined by the Calculation Agent.

(jj) “Reset Reference Bank Rate Quotation” means, in relation to a Reset Period and the Reset Dividend Determination Date in relation to such Reset Period, the bid-side yield quoted to the Calculation Agent by a Reset Reference Bank for the Reset U.S. Treasury Security at approximately 4:30 p.m. (New York City time) on such Reset Dividend Determination Date.

(kk) “Reset Reference Banks” means five banks which are primary U.S. Treasury securities dealers or market makers in pricing corporate bond issues denominated in U.S. dollars in New York City (excluding the Calculation Agent or any of its affiliates), as selected by the Corporation or its designee in its discretion, all of which will be contacted for purposes of providing a Reset Reference Bank Rate Quotation.

(ll) “Reset U.S. Treasury Security” means, on a Reset Dividend Determination Date, the U.S. Treasury security with a maturity date on, or in the absence of such a security, closest in time to, the Reset Date immediately following the Reset Date related to such Reset Dividend Determination Date and in a principal amount deemed customary for a single transaction in such U.S. Treasury securities in the New York City market. If multiple U.S. Treasury securities have their maturity dates equally close in time to, but not on, the Reset Date immediately following the Reset Date related to such Reset Dividend Determination Date, the U.S. Treasury security maturing earliest will be utilized. If more than one such security matures on the Reset Date immediately following the Reset Date related to such Reset Dividend Determination Date, or there is more than one such earliest maturing U.S. Treasury security, the U.S. Treasury security issued closest in time to the applicable Reset Dividend Determination Date will be used.

(mm) “Transfer Agent” means Computershare Inc. (or any successor thereto), in its capacity as transfer agent for the Series G Preferred Stock.

(nn) “Voting Preferred Stock” means, with regard to any election or removal of a Preferred Stock Director (as defined in Section 7(b) below) or any other matter as to which the holders of Series G Preferred Stock are entitled to vote as specified in Section 7 of this Certificate of Designations, any and all series of Preferred Stock (other than Series G Preferred Stock) that rank equally with Series G Preferred Stock either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding-up of the Corporation and upon which like voting rights have been conferred and are exercisable with respect to such matter.

SECTION 4. DIVIDENDS.

(a) RATE. Holders of Series G Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends per each share of Series G Preferred Stock at the rate determined as set forth below in this Section 4 applied to the Liquidation Preference Amount of $1,000 per share of Series G Preferred Stock. Such dividends shall be payable in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on the 15th day of March and September of each year, commencing on March 15, 2021 (each such date, a “Dividend Payment Date”); provided that if any such Dividend Payment Date is a day that is not a Business Day, the dividend with respect to such Dividend Payment Date shall instead be payable on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment. Dividends on Series G Preferred Stock shall not be cumulative. Accordingly, if the Board of Directors (or a duly authorized committee of the Board of Directors) does not declare a dividend on the Series G Preferred Stock payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend will not accrue, the Corporation will have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any future time, whether or not dividends on the Series G Preferred Stock are declared for any future Dividend Period and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared.

If the Corporation is subject to a Capital Regulator, dividends on the Series G Preferred Stock shall not be declared, paid or set aside for payment if the Corporation fails to comply, or if such dividends would cause the Corporation to fail to comply, with any applicable capital adequacy guidelines of such Capital Regulator.

Dividends that are payable on Series G Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series G Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include September 10, 2020). Dividends payable on the Series G Preferred Stock shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable in respect of a Dividend Period shall be payable in arrears - i.e., on the Dividend Payment Date on which such Dividend Period ends, but excludes.

From September 10, 2020, to, but excluding, the First Reset Date, dividends on the Series G Preferred Stock shall accrue for each Dividend Period at a rate per annum equal to 3.850%.

From, and including, the First Reset Date, during each Reset Period, dividends on the Series G Preferred Stock shall accrue for each Dividend Period at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Dividend Determination Date plus 3.576%.

Holders of Series G Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series G Preferred Stock as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(b) FIVE-YEAR TREASURY RATE. As used in this Certificate of Designations, for any Reset Period commencing on or after the First Reset Date, the “Five-Year Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, (i) the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing under the caption “Treasury Constant Maturities” in the statistical release designated H.15 Daily Update published on the Reset Dividend Determination Date, as determined by the Calculation Agent, (ii) if no calculation is provided as described in clause (i), then the Five-Year Treasury Rate will be equal to the Reset Reference Bank Rate on such Reset Dividend Determination Date, and (iii) if the Five-Year Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-Year Treasury Rate will be (x) in the case of the Reset Period commencing on the First Reset Date, 0.274% or (y) in the case of each Reset Period other than the Reset Period commencing on the First Reset Date, the same rate that was determined as of the prior Reset Dividend Determination Date.

The applicable dividend rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Dividend Determination Date. Promptly upon such determination, the Calculation Agent will notify the Corporation of the dividend rate for the Reset Period. The Calculation Agent’s determination of any dividend rate and its calculation of the amount of dividends for any Dividend Period beginning on or after the First Reset Date will be on file at the principal offices of the Corporation, will be made available to any holder of shares of the Series G Preferred Stock upon request and will be final and binding in the absence of manifest error.

For any Reset Period commencing on or after the First Reset Date, the Five-Year Treasury Rate will be determined by the Calculation Agent on each Reset Dividend Determination Date.

The Corporation will give notice of the relevant Five-Year Treasury Rate as soon as practicable to the Transfer Agent and the holders of shares of the Series G Preferred Stock.

(c) PRIORITY OF DIVIDENDS. So long as any shares of Series G Preferred Stock remain outstanding for any Dividend Period, unless the full dividends for the latest completed Dividend Period on all outstanding shares of Series G Preferred Stock and Parity Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than a dividend payable solely in shares of Junior Stock), and no Common Stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock and other than through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) during a Dividend Period.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) upon the Series G Preferred Stock and any shares of Parity Stock, all dividends declared on the Series G Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series G Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors may be declared and paid on the Common Stock or any other shares of Junior Stock from time to time out of any funds legally available for such payment, and the Series G Preferred Stock shall not be entitled to participate in any such dividend.

SECTION 5. LIQUIDATION RIGHTS.

(a) VOLUNTARY OR INVOLUNTARY LIQUIDATION. In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series G Preferred Stock and all holders of any Parity Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock, in full an amount equal to $1,000 per share, together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment of such distribution (but without any amount in respect of dividends that have not been declared prior to such payment date).

(b) PARTIAL PAYMENT. If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series G Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series G Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation

Preferences of the holders of Series G Preferred Stock and the holders of all such other Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of Preferred Stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock (other than Series G Preferred Stock) on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued cumulative dividends, whether or not declared, as applicable).

(c) RESIDUAL DISTRIBUTIONS. If the Liquidation Preference has been paid in full to all holders of Series G Preferred Stock and any Parity Stock, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) MERGER, CONSOLIDATION AND SALE OF ASSETS NOT LIQUIDATION. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series G Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding-up of the Corporation.

SECTION 6. REDEMPTION.

(a) OPTIONAL REDEMPTION. The Series G Preferred Stock is perpetual and has no maturity date. The Corporation may, at its option, redeem the shares of Series G Preferred Stock at the time outstanding, upon notice given as provided in Section 6(c) below,

(i) in whole but not in part, within 90 days after the conclusion of any review or appeal process instituted by the Corporation following the occurrence of a Rating Agency Event or, in the absence of any such review or appeal process, from such Rating Agency Event, at a redemption price equal to $1,020 per share of Series G Preferred Stock, plus (except as provided below) an amount equal to any dividends per share of Series G Preferred Stock that have accrued but not been declared and paid for the then-current Dividend Period to, but excluding, the redemption date, or

(ii) (a) in whole but not in part, within 90 days after the occurrence of a Regulatory Capital Event, or (b) in whole or in part, on any Dividend Payment Date on or after the First Reset Date, in each case, at a redemption price equal to $1,000 per share of Series G Preferred Stock, plus an amount equal to any dividends per share of Series G Preferred Stock that have accrued but not been declared and paid for the then-current Dividend Period to, but excluding, such redemption date.

The redemption price for any shares of Series G Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not constitute a part of or be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on the Dividend Record Date relating to such Dividend Payment Date as provided in Section 4 above. Notwithstanding the foregoing, the Corporation may not redeem shares of Series G Preferred Stock without having received the prior approval of the Capital Regulator if then required under capital guidelines applicable to the Corporation and satisfying any other conditions to the redemption of the Series G Preferred Stock set forth in such capital guidelines or any other applicable regulations of the Capital Regulator.

(b) NO SINKING FUND. The Series G Preferred Stock will not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Series G Preferred Stock will have no right to require redemption, repurchase or retirement of any shares of Series G Preferred Stock.

(c) NOTICE OF REDEMPTION. Notice of every redemption of shares of Series G Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 5 days and not more than 90 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series G Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series G Preferred Stock. Notwithstanding the foregoing, if the Series G Preferred Stock or any depositary shares representing interests in the Series G Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series G Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series G Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) PARTIAL REDEMPTION. In case of any redemption of only part of the shares of Series G Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot, or in the event the Series G Preferred Stock is Global Series G Preferred Stock, by such other method in accordance with the procedures of the Global Depositary. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series G Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) EFFECTIVENESS OF REDEMPTION. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

SECTION 7. VOTING RIGHTS.

(a) GENERAL. The holders of Series G Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) RIGHT TO ELECT TWO DIRECTORS UPON NONPAYMENT EVENTS. If and whenever dividends on any shares of Series G Preferred Stock shall not have been declared and paid for at least three Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall automatically be increased by two and the holders of Series G Preferred Stock, together with the holders of any outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”), provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors.

In the event that the holders of the Series G Preferred Stock, and such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Series G Preferred Stock or of any other such series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series G Preferred Stock or Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 9 below, or as may otherwise be required by law.

When dividends have been paid in full on the Series G Preferred Stock for at least two consecutive Dividend Periods after a Nonpayment Event, then the right of the holders of Series G Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event pursuant to this Section 7 and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero), and, if and when any rights of holders of Series G Preferred Stock and Voting Preferred Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series G Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series G Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of Preferred Stock Director after a Nonpayment Event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any special meeting of stockholders or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided.

(c) OTHER VOTING RIGHTS. So long as any shares of Series G Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series G Preferred Stock and any Voting Preferred Stock (subject to the last paragraph of this Section 7(c)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) AUTHORIZATION OF SENIOR STOCK. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series G Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding-up of the Corporation;

(ii) AMENDMENT OF SERIES G PREFERRED STOCK. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series G Preferred Stock, taken as a whole; or

(iii) SHARE EXCHANGES, RECLASSIFICATIONS, MERGERS AND CONSOLIDATIONS. Any consummation of a binding share exchange or reclassification involving the Series G Preferred Stock, or of a merger or consolidation of the

Corporation with another corporation or other entity, unless in each case (x) the shares of Series G Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such Series G Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series G Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized or issued Series G Preferred Stock or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock ranking equally with and/or junior to the Series G Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding-up of the Corporation will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series G Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would materially and adversely affect the Series G Preferred Stock and one or more but not all other series of Preferred Stock, then only the Series G Preferred Stock and such series of Preferred Stock as are materially and adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).

(d) CHANGES FOR CLARIFICATION. Without the consent of the holders of the Series G Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series G Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series G Preferred Stock:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Series G Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(e) CHANGES AFTER PROVISION FOR REDEMPTION. No vote or consent of the holders of Series G Preferred Stock shall be required pursuant to Section 7(b), (c) or (d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series G Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.

(f) PROCEDURES FOR VOTING AND CONSENTS. The rules and procedures for calling and conducting any meeting of the holders of Series G Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the By-Laws, applicable law and any national securities exchange or other trading facility on which the Series G Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series G Preferred Stock and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series G Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

SECTION 8. RECORD HOLDERS. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series G Preferred Stock may deem and treat the record holder of any share of Series G Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

SECTION 9. NOTICES. All notices or communications in respect of Series G Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or By-Laws or by applicable law.

SECTION 10. NO PREEMPTIVE RIGHTS. No share of Series G Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

SECTION 11. OTHER RIGHTS. The shares of Series G Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

SECTION 12. FORM.

(a) CERTIFICATED SERIES G PREFERRED STOCK. The Series G Preferred Stock may be issued in the form of one or more definitive shares in fully registered form in substantially the form attached to the Certificate of Designations as Exhibit A (“Certificated Series G Preferred Stock”), which is incorporated in and expressly made a part of the Certificate of Designations. Each Certificated Series G Preferred Stock shall reflect the number of shares of Series G Preferred Stock represented thereby, and may have notations, legends, or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the Corporation). Each Certificated Series G Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Corporation in a written instrument to the Registrar.

(b) GLOBAL SERIES G PREFERRED STOCK. If The Depositary Trust Company or another depositary reasonably acceptable to the Corporation (the “Global Depositary”) is willing to act as depositary for the Global Series G Preferred Stock, a holder who is an Agent Member may request the Corporation to issue one or more shares of Series G Preferred Stock in global form with the global legend (the “Global Legend”) as set forth on the form of Series G Preferred Stock certificate attached to the Certificate of Designations as Exhibit A (“Global Series G Preferred Stock”), in exchange for the Certificated Series G Preferred Stock held by such holder, with the same terms and of equal aggregate Liquidation Preference Amount. The Global Series G Preferred Stock may have notations, legends, or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the Corporation). Any Global Series G Preferred Stock shall be deposited on behalf of the holders of the Series G Preferred Stock represented thereby with the Registrar, at the principal office of the Registrar at which at any particular time its registrar business is administered, which is currently located at Computershare Inc., 250 Royall Street, Canton, MA 02021, as custodian for the Global Depositary, and registered in the name of the Global Depositary or a nominee of the Global Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Series G Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Global Depositary or its nominee as hereinafter provided. This Section 12(b) shall apply only to Global Series G Preferred Stock deposited with or on behalf of the Global Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 12(b), countersign and deliver any Global Series G Preferred Stock that (i) shall be registered in the name of Cede & Co. or other nominee of the Global Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Global Depositary pursuant to an agreement between the Global Depositary and the Registrar. Members of, or participants in, the Global Depositary (“Agent Members”) shall have no rights under the Certificate of Designations, with respect to any Global Series G Preferred Stock held on their behalf by the Global Depositary or by the Registrar as the custodian for the Global Depositary, or under such Global Series G Preferred Stock, and the Global Depositary may be treated by the Corporation, the Registrar, and any agent of the Corporation or the Registrar as the absolute owner of such Global Series G Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar, or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy, or other authorization furnished by the Global Depositary or impair, as between the Global Depositary and its Agent Members, the operation of customary practices of the Global Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Series G Preferred Stock. The holder of the Global Series G Preferred Stock may grant proxies or otherwise authorize any Person to take any action that a holder is entitled to take pursuant to the Global Series G Preferred Stock, the Certificate of Designations, or the Certificate of Incorporation. Owners of beneficial interests in Global Series G Preferred Stock shall not be entitled to receive physical delivery of Certificated Series G Preferred Stock, unless (x) the Global Depositary notifies the Corporation that it is unwilling or unable to continue as Global Depositary for the Global Series G Preferred Stock and the

Corporation does not appoint a qualified replacement for the Global Depositary within 90 days after such notice, (y) the Global Depositary ceases to be a “clearing agency” registered pursuant to Section 17A of the Exchange Act when the depositary is required to be so registered and so notifies the Corporation, and the Corporation does not appoint a qualified replacement for the Global Depositary within 90 days after such notice or (z) the Corporation in its sole discretion and subject to the Global Depositary’s procedures determines that the Series G Preferred Stock shall be exchangeable for Certificated Series G Preferred Stock. In any such case, the Global Series G Preferred Stock shall be exchanged in whole for Certificated Series G Preferred Stock, with the same terms and of an equal aggregate Liquidation Preference Amount, and such Certificated Series G Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Global Depositary in a written instrument delivered to the Transfer Agent and Registrar.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, METLIFE, INC. has caused this certificate to be signed by Lyndon Oliver, Executive Vice President and Treasurer, this 9th of September, 2020.

METLIFE, INC.

By:	/s/ Lyndon Oliver
Name:	Lyndon Oliver
Title:	Executive Vice President and Treasurer

[Signature Page to Series G Certificate of Designations]

Exhibit A

[FORM OF FACE OF CERTIFICATE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF [●], TO METLIFE, INC. OR COMPUTERSHARE INC., AS TRANSFER AGENT (THE “TRANSFER AGENT”), AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF [●] OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF [●] (AND ANY PAYMENT IS MADE TO [●], OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF [●]), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, [●], HAS AN INTEREST HEREIN.

TRANSFERS OF THIS [GLOBAL] SERIES G PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF [●] OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS [GLOBAL] SERIES G PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE RELATED CERTIFICATE OF DESIGNATIONS. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]

METLIFE, INC.

Incorporated under the laws of

the State of Delaware

CUSIP: 59156RCA4	3.850% FIXED RATE	SHARES

ISIN: US59156RCA41	RESET NON- CUMULATIVE PREFERRED STOCK, SERIES G

THIS CERTIFICATE IS TRANSFERRABLE IN

NEW YORK, NY:

This is to certify that                      is the registered owner of                      shares of fully paid and non-assessable 3.850% Fixed Rate Reset Non-Cumulative Preferred Stock, Series G, $0.01 par value and a liquidation preference of $1,000 per share of MetLife, Inc., a Delaware corporation (the “Corporation”), transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

Witness the signatures of its duly authorized officers.

Dated:

METLIFE, INC.

By:
Name:
Title:

By:
Name:
Title:

Countersigned and registered

COMPUTERSHARE INC.

By:

Authorized Officer

[FORM OF REVERSE OF CERTIFICATE]

METLIFE, INC.

The Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights. Such request should be addressed to the Corporation or the Transfer Agent.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common
TEN ENT -	as tenants by the entireties
JT TEN -	as joint tenants with rights of survivorship and not as tenants in common
UNIF GIFT MIN ACT -	Custodian

(Cust) (Minor)

under Uniform Gift to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

For Value Received, the undersigned hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE)

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS,

INCLUDING ZIP CODE OF ASSIGNEE)

                                  Shares

of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint                      Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated:

NOTICE: THE SIGNATURE TO THE ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934.